Exhibit 99.1

FOR IMMEDIATE RELEASE

ZST DIGITAL NETWORKS, INC. APPOINTS NEW CFO

ZHENGZHOU, CHINA, March 23, 2011 – ZST Digital Networks, Inc. (NASDAQ: ZSTN) ("ZST" or the "Company"), a major developer, manufacturer and supplier of digital and optical network equipment to cable system operators and provider of GPS tracking devices and support services for transport-related enterprises in China, today announced the appointment of Mr. Henry Ngan to the position of Chief Financial Officer (“CFO”).  Mr. Ngan replaces Dr. John Chen, who resigned on the date of Mr. Ngan’s appointment.   Dr. Chen will continue to work with the ZST Digital Board of Directors and its senior management team to ensure a smooth transition.

Mr. Bo Zhong, Chairman and Chief Executive Officer of ZST Digital, said, “I am pleased to welcome Henry to the ZST Digital management team.  He brings with him seventeen years of experience in security analysis, portfolio management, accounting, auditing, consulting and senior corporate management roles, including his most recent position as Chief Financial Officer of Nasdaq-listed Highpower International Inc.  His extensive Wall Street background, combined with financial expertise gained in both China and the US, make him ideally suited to lead ZST Digital’s finance function. I look forward to working closely with Henry as we continue to capitalize on the growth opportunities in the commercial GPS and IPTV markets in Henan province.  In addition, I would like to thank John Chen for his dedication and support during a period of rapid growth for ZST Digital.  His significant contribution to the development of our financial reporting and investor relations functions are appreciated, and I wish him the best in his future endeavors.”

Dr. John Chen commented, “I would like to thank Chairman Zhong and the ZST Digital Board for the opportunity to work in such a dynamic and rapidly growing company.  I have full confidence in the Company’s ability to continue executing on its strategic and financial objectives, and I look forward to working with management to ensure a successful transition.”

Mr. Henry Ngan, CFO of ZST Digital, said, “I am delighted to join the ZST Digital management team as the Company enters its next phase of growth.  The Company has demonstrated a clear track record of financial and operational execution, with opportunities for continued expansion in the rapidly growing market for commercial GPS products and services.  In my role as CFO, I look forward to enhancing ZST Digital’s financial functions while continuing to create value for all stakeholders.”

Prior to joining ZST Digital, Mr. Ngan served as Chief Financial Officer and Corporate Secretary of Highpower International, Inc. (formerly Hong Kong Highpower Technology, Inc. – NasdaqGM: HPJ) from 2009 to 2011, where he was responsible for leading the finance department in all aspects of corporate financial reporting and strategic planning.  Prior to joining Highpower International, Inc., Mr. Ngan worked on Wall Street as an equity analyst in both buy- and sell-side research from 2002 to 2008 for Brean Murray & Carret, Buckingham Research Group and Robotti & Co.  Mr. Ngan received a Bachelor’s degree in Accounting from the University at Albany, State University of New York (Cum Laude), and an MBA in Finance, and Information and Communication Systems from Fordham University.  Mr. Ngan is also a Certified Public Accountant licensed in the state of New York.

About ZST Digital Networks, Inc.

ZST Digital Networks, Inc. (Nasdaq: ZSTN) is a China-based company, principally engaged in (1) supplying digital and optical network equipment and providing installation services to cable system operators in China and (2) providing GPS location and tracking services to local logistics and transportation companies in China.  The Company has developed a line of IPTV devices that are used to provide bundled cable television, Internet and telephone services to residential and commercial customers.  The Company has assisted in the installation and construction of over 400 local cable networks in more than 90 municipal districts, counties, townships, and enterprises. The Company has also launched a commercial line of vehicle tracking devices utilizing our GPS tracking technologies and support services for transport-related enterprises to track, monitor and optimize their businesses.  For more information about ZST Digital Networks, Inc., please visit http://www.shenyangkeji.com.

Contacts:

Investor Relations (HK):
Mahmoud Siddig
Taylor Rafferty
Tel: +852-3196-3712
Email: zstdigital@taylor-rafferty.com

Investor Relations (US):	Investor Relations (US):
Bryan Degnan	BPC Financial Marketing
Taylor Rafferty	John Baldissera
Tel: +1 (212) 889-4350	Tel: +1-800-368-1217
Email: zstdigital@taylor-rafferty.com